SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 29, 2003

Commission File No. 001-12392

NDCHealth Corporation

(Exact name of registrant as specified in its charter)

DELAWARE	58-0977458
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)

NDC Plaza, Atlanta, Georgia	30329-2010
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (404) 728-2000

None

(Former name or former address, if changed since last report.)

Item 7. Financial Statements and Exhibits

Exhibit 99.1

(a)	Press Release dated July 29, 2003.

(b)	Schedules:

1)	NDCHealth Corporation Consolidated Statements of Operations for the three months ended May 30, 2003 and May 31, 2002,

2)	NDCHealth Corporation Consolidated Statements of Operations for the twelve months ended May 30, 2003 and May 31, 2002,

3)	NDCHealth Corporation Consolidated Balance Sheets as of May 30, 2003 and May 31, 2002, and

4)	NDCHealth Corporation Consolidated Statements of Cash Flows for the twelve months ended May 30, 2003 and May 31, 2002.

Item 9. Regulation FD Disclosure

On July 29, 2003, NDCHealth Corporation issued a press release which is filed herewith as Exhibit 99.1 (a) and (b) 1, 2, 3 and 4 and incorporated in this Item 9 by this reference.

Management’s Discussion of Business Position and Strategy

There are three key elements to our strategy; to increase revenue per claim through value added transactions, to grow claims volume as healthcare grows and through gains in market share, and to take full advantage of our extensive claims processing resources in our information management business and to be well positioned for a rebound in the pharmaceutical manufacturing industry. The United States Government estimates that of the $1.5 trillion spent on healthcare in the U.S., 66% is spent on administration and inappropriate care. We believe we play an important role in providing automation, transaction processing and information solutions to improve the efficiency and efficacy of healthcare.

Our strategy starts with the fundamental transaction in healthcare’s revenue cycle—the submission of claims from providers to third party payers. We estimate that we process approximately 45% of these electronic healthcare claims in the United States. Our revenue increases as we gain market share and provide advanced edit processing and other value-added products and services to the claims in real-time to add significant customer value. We are able to price incrementally for each of these additional products and services in addition to the pricing for the base claim. Further, due to an aging population and increasing automation in healthcare, the claims volume grows, also increasing revenue.

From our network, we capture the claim and related transaction information, combine that information with data we purchase, and create information solutions for pharmaceutical manufacturers and providers, such as pharmacies. Our information strategy is to continue to aggregate and integrate data from our processing network to create unique new products which build additional streams of revenue and expand margins. We also have an international expansion strategy to further leverage our proven business model. Today, we provide products and services to four major areas of the healthcare industry:

1)	Pharmacies (retail, mail order, Internet based and specialty)

2)	Hospitals

3)	Physicians

4)	Pharmaceutical manufacturers

By aggregating and integrating data from the three provider markets we increasingly create unique business insights for pharmaceutical manufacturers, or pharma. Our goal, as healthcare evolves, is to also expand our customer base to include payers, employers and consumers while reducing the effective cost per unit of data.

Building Blocks

The first and central building block of our business is being the primary information service company for the three major components of the pharmacy industry’s technology infrastructure. For pharmacies, we: (1) provide systems that optimize the prescription fulfillment process, the labor intensive element of the pharmacy business, (2) provide a value added claims processing and real time editing network that we believe has the highest performance, quality and integrity in processing claims to third party payers and (3) provide the data warehouse/analytical capabilities that can produce unique business management insights to pharmacy customers.

We believe we are the only company capable of integrating all three of these pharmacy technology functions to optimize our customers’ business models. In the financial and administrative areas we add value applications as diverse as workflow efficiency, pricing, product substitution, regulatory compliance and loss prevention. In the area of workflow efficiency for example, our solutions permit the prescription fulfillment process to allow parallel rather than sequential processing. This allows multiple specialists, often at different locations, to contribute to filling the prescription, resulting in a requirement for fewer pharmacists, currently in scarce supply, and greater throughput. Our customers benefit from needing fewer people, reduced hiring and training requirements and lower inventory levels with more turns.

In fiscal 2003, we also moved into the clinical application area with NDC Rx Safety Advisor, an application we believe will further differentiate us from our competitors. Our pharmacy application solutions directly affect a pharmacy’s cash flow and margins.

The acquisition of TechRx has strengthened our position in the key point-of-service prescription fulfillment area. Our strategy with TechRx’s new line of point-of-sale products is to convert the TechRx revenue model to a transaction based model to create a recurring revenue stream.

The next major building block is claims processing for hospitals, as well as providing claims editing to increase the acceptance rate by payers of hospital claims and assist hospital management in improving cash flow and reducing outstanding accounts receivable. NDC ePREMIS, a new platform for revenue cycle management launched in fiscal 2003, incorporates new technology, expands functional attributes and creates the base upon which new applications can be built. This expands our opportunity to increase revenue by providing a broader suite of integrated services to customers. This offering, using new application internet technology, allows us to upgrade our existing base of over 1,500 hospital customers, add new large hospitals and provides the opportunity to penetrate an entirely new market strata, small hospitals under 100 beds. Similar to our pharmacy offerings, the new workflow features of this offering permit multiple people to work with claims simultaneously, yielding greater efficiency and better workload balancing. NDC ePREMIS can also be integrated into hospital information systems provided by various major companies such as Siemens to further extend our market reach.

The third building block is the niche we have created in the physician market space. We have sold our solutions to more than 100,000 physicians primarily in the 1-3 physician practice group market. Physician’s offices utilize our software and systems to do patient scheduling, billing and manage accounts receivables. Because of the relative lack of automation in small physician offices, we believe these customers represent a unique opportunity for expanded electronic service. This electronic connection also assists our customers in improving their cash flow and provides an important communication channel to the physician. We have already connected systems for 13,000 physicians to an on-line network for electronic claims processing. Additionally, in conjunction with our pharmacy network and services, the predicted growth of e-prescribing provides an important opportunity for us to become a leader in this emerging application area.

These three markets enable us to create access to data to develop applications for the fourth building block – on-line, value added information products primarily for pharmaceutical manufacturing companies. By capturing claims and related transaction information through our network and combining it with purchased data, we can utilize our data analysis and data warehousing resources to allow our pharma customers to enhance their prescriber targeting capability, optimize sales force assignments, determine sales compensation and enhance competitiveness and margins. In addition, by providing pharma customers with access to the capabilities of our value-added pharmacy, hospital and physician networks, we are in a position to provide drug tracking to help eliminate counterfeit medicines and timely messages to assist patients and providers in enhancing the efficacy of their drug treatment.

In fiscal 2003, our share of the healthcare pharmaceutical information market was approximately 30% in the United States, based on the number of pharmaceutical sales representatives compensated utilizing our products, and we have a small partnership in the United Kingdom and a presence in Germany. In fiscal 2003, the pharmaceutical industry is faced with a slowing of new drug introductions. Industry analysts anticipate new drug introductions will accelerate in 2005 or 2006. In the interim, there will be pressure on our revenues from this group of customers. In the near term, domestic revenues in this market are likely to remain relatively flat, a result of the cyclical downturn in the pharmaceutical industry. We are committed to the information business and the pharma industry and will continue to invest in and manage the quality and cost effectiveness of our current applications. At the same time we intend to move into new areas of opportunity in which we can leverage our claims transaction processing to be a unique provider of insightful, value-adding applications. We believe these actions will position us well for the future.

Strategy

We have recently completed our strategic planning and budgeting process and believe that our strategy is sound and appropriate. To execute this strategy, we have developed an eight quarter plan (through fiscal 2005) which has three key priorities; focus on revenue growth, control operational and administrative costs to realize margin improvement, and generate significant cash to reduce debt. We believe this strategy, properly executed, will allow us to generate revenue growth even though our pharma revenue growth is expected to be relatively slow over the next eight quarters, with expected accelerating revenue and earnings growth toward the end of the eight quarter period. We also expect execution of our strategy to generate significant cash flow over the next eight fiscal quarters, allowing us to pay down our debt and reduce our interest expense.

While not our primary focus, during the next eight fiscal quarters, situations may come to our attention in which an acquisition would complement both objectives of strengthening the balance sheet and executing our strategy. In such events, we would expect to pursue such an opportunity.

Our eight quarter plan calls for:

•	Generation of more than $100 million in free cash flow, which we define as Net cash provided by operating activities less Capital expenditures and Dividends;

•	Significant reduction in our level of debt, thus reducing interest expense and lowering our debt to capital ratio toward a target of 35%;

•	Revenue growth in the low double-digit to mid-teens in both of our business segments by the fourth quarter of fiscal 2005;

•	Operating income margin expansion of more than 100 basis points by the fourth quarter of fiscal 2005 compared to the fourth quarter of fiscal 2003;

•	Continued investment in new products and services focusing on our four key development initiatives which are:

•	Developing the next generation pharmacy and mail order system platforms;

•	Building our unique Medical Repository database containing longitudinal data elements from all of healthcare;

•	Penetrating the growing market for electronic prescriptions; and

•	Gaining critical mass in our European operations in order to achieve profitability.

We have a number of new initiatives underway to allow us to realize the still very large untapped potential for our solutions in our existing markets. Our intensive execution focus has begun and we are confident about achievement of our eight quarter plan.

In the Network Services and Systems segment, where we serve pharmacy, hospital and physician providers, we expect to see low double-digit to mid-teens revenue growth in fiscal 2004. The key drivers to revenue growth in this segment are:

•	Further penetration of our provider customer base with additional value added transaction services to grow our revenue per claim;

•	Continued growth in claims;

•	New product and service offerings;

•	Roll out of new system technology platforms in pharmacy and hospital with a recurring revenue pricing model; and

•	Continued gains in market share.

One of our strategies is to increase the percentage of recurring revenue in the Network Services and Systems segment by shifting more of our pricing models to be transaction based. We recognize that this creates pressure on revenue growth in the short term as we transition to the new model but it builds a reliable recurring revenue stream. We expect operating income margins to expand in the Network Services and Systems segment primarily due to increasing transaction scale in a high fixed cost business and positive contribution from new products and services.

In the Information Management segment, while there are some recent positive announcements among the pharmaceutical manufacturers, we continue to take a cautious view about the timing of a rebound in pharmaceutical spending. Therefore, in our eight quarter plan we are assuming that we will continue to be impacted by conditions in the pharma industry. In fiscal 2004, we expect single digit revenue growth in this segment. Our plan reflects relatively slow domestic revenue growth in fiscal 2004 compared to fiscal 2003 with most of the year-over-year growth coming from international expansion. Our European initiative, particularly Germany, is very important to our overall strategy. Revenue is growing substantially although these operations are not yet profitable. We expect to become profitable in Europe as we gain scale.

In the short term, we expect operating income margins to decline in the Information Management segment due in part to costs associated with our international expansion, which includes higher costs to purchase historical data for new international products and countries. Margins are also impacted by the continued efforts of our domestic pharmaceutical customers to limit spending.

Longer term, we believe the future is bright for the Information Management segment. We will continue to generate additional revenue streams as we bring to market new solutions which leverage the claims processing resources of our network and move beyond the traditional sales and compensation product lines. We expect these products to have higher margins. As pharmaceutical manufacturers begin to accelerate the introduction of new drugs, we believe that pharma discretionary spending will increase and that our revenue growth in our various product lines in this segment will be in a mid-teens range by the fourth quarter of fiscal 2005. Operating income margins can also expand longer term through a re-acceleration of revenue in this high fixed cost business, tight costs controls, and achievement of profitability in our international operations.

For the total company, we expect revenue to increase in a low double-digit to mid-teens range in fiscal 2004. As we considered our fiscal 2004 guidance, we took into account the following increases in expenses:

•	Full year impact of higher interest expense associated with the debt financing completed in the first half of fiscal 2003;

•	A higher assumed tax rate of 37.5% versus 36%;

•	Anticipated finalization of rules requiring the expensing of stock options in the second half of fiscal 2004;

•	Additional amortization related to the second step of the TechRx acquisition;

•	Higher corporate costs associated with such items as additional pension expense and insurance premiums; and

•	Lower operating income margin in the Information Management segment due to efforts of our domestic pharmaceutical customers to limit spending and our need to purchase expensive historical data for international expansion.

These increased expenses will result in lower after tax margins in fiscal 2004 although we expect to see after tax margin acceleration over the eight quarter period. For fiscal 2004, we estimate that annual revenue will be approximately $475 to $490 million and diluted earnings per share will be in the range of $1.08 to $1.25, including planned restructuring charges described below. We expect to see a sequential decline in revenue due to our normal summer seasonal trend of approximately 3% to 5% in the first quarter of 2004 from the fourth quarter of fiscal 2003. And, for the same two periods, the sequential trend in earnings per share will be impacted by expenses related to new product roll outs and additional corporate expenses.

We expect to continue to be a strong generator of cash, with fiscal 2004 Net cash provided by operating activities in the range of $105 to $115 million. We expect free cash flow to be in the range of $55 to $65 million in fiscal 2004. We expect to use cash flow to reduce debt in fiscal 2004 and 2005 allowing us to reduce interest expense and reduce our debt to capital ratio. Our goal is to bring our debt to capital ratio down toward our target of approximately 35% over a two year period.

In a continuing effort to optimize our cost structure, we expect to incur restructuring charges of approximately $0.05 to $0.07 per share in the first half of fiscal 2004. These charges are largely related to actions we plan to take to consolidate locations and reduce headcount with the closing of the TechRx acquisition. Including these restructuring charges, we estimate that diluted earnings per share will be in the range of $1.08 to $1.25 for fiscal 2004.

We are confident in our strategy and in our ability to execute our eight quarter plan. As with any plan there are inherent risks, such as those discussed under the heading Additional Factors That May Affect Future Performance in our Annual Report on

Form 10-K for the year ended May 30, 2003, as well as additional opportunities. Our biggest opportunity continues to be further penetrating our existing customer base. We are also aware of a number of other factors that could mitigate risks or perhaps favorably impact our results, including:

•	The Medicare drug benefit being mandated into law and the consequent growth of claims and value added transaction volumes;

•	Accelerated adoption for electronic prescribing;

•	Greater interest among pharma customers for our new solutions which leverage our claims processing network;

•	Acceleration of pharma demand for our unique longitudinal analysis and other services from our Medical Repository database;

•	Strengthening of conditions in the pharmaceutical manufacturing industry earlier than anticipated;

•	Increased demand for TechRx products among mail order pharmacies;

•	Accelerated customer installations of new products and platforms, particularly in the hospital and pharmacy markets; and

•	Changes in the international landscape that could create additional opportunities for our solutions.

There is no assurance that any of these factors will materialize in fiscal 2004 or at all.

Financial Review

A comparison of fiscal 2003 to fiscal 2002 financial results shows the following:

•	Revenue grew 21.6% to $429.6 million from $353.4 million.

•	Operating income grew 16.6% to $89.9 million from $77.1 million.

•	Operating income margin decreased to 20.9% from 21.8%.

•	Net income increased 102.6% to $30.6 million from $15.1 million.

•	Diluted EPS increased 104.7% to $0.88 from $0.43.

We operate our business as two fundamental segments: Network Services and Systems, and Information Management. Network Services and Systems provides electronic connectivity to our NDCHealth Intelligent Network and system solutions throughout the healthcare industry. Information Management provides management information, research, and consulting services to pharmaceutical manufacturers and pharmacy chains. Other Revenue includes results from divested businesses. Other Operating income includes results from divested businesses in 2000 and 2001, and restructuring, impairment and other charges in fiscal 2001. More information concerning segments can be found in Note 12 of the Notes to our consolidated Financial Statements.

(In millions, except per share data)

	2003	2002	2001	2003 vs. 2002 Change		2002 vs. 2001 Change
Revenue:
Information Management	$156.8	$150.4	$136.6	$6.4	4.3%	$13.8	10.1%
Network Services and Systems	272.8	198.6	176.0	74.2	37.4%	22.6	12.8%

Subtotal revenue	429.6	349.0	312.6	80.6	23.1%	36.4	11.6%
Other	—	4.4	24.5	(4.4)	(100.0%)	(20.1)	(82.0%)

Total revenue	$429.6	$353.4	$337.1	$76.2	21.6%	$16.3	4.8%

Operating income:
Information Management	$30.6	$26.6	$19.8	$4.0	15.0%	$6.8	34.3%
Network Services and Systems	59.3	51.1	35.6	8.2	16.0%	15.5	43.5%
Other	—	(0.6)	(1.6)	0.6	100.0%	1.0	62.5%

Total operating income	$89.9	$77.1	$53.8	$12.8	16.6%	$23.3	43.3%

Income before discontinued operations	$30.6	$15.1	$24.2	$15.5	102.6%	$(9.1)	(37.6%)

Net income	$30.6	$15.1	$32.5	$15.5	102.6%	$(17.4)	(53.5%)

Diluted earnings per share before discontinued operations	$0.88	$0.43	$0.71	$0.45	104.7%	$(0.28)	(39.4%)
Diluted earnings per share	$0.88	$0.43	$0.95	$0.45	104.7%	$(0.52)	(54.7%)

Revenue

Total revenue increased $76.2 million, or 21.6%, to $429.6 million in fiscal 2003 from $353.4 million in fiscal 2002. Total revenue increased $16.3 million, or 4.8%, to $353.4 million in fiscal 2002 from $337.1 million in fiscal 2001. On a segment basis, Information Management revenue grew $6.4 million, or 4.3%, to $156.8 million in fiscal 2003 from $150.4 million in fiscal 2002. Information Management revenue grew $13.8 million, or 10.1% to $150.4 million in fiscal 2002 from $136.6 million in fiscal 2001. The increase from fiscal 2002 to fiscal 2003 was due to sales of new products and increased sales of existing products. The increase from fiscal 2001 to fiscal 2002 was due to increased sales in Europe and in the U.S. of contracted projects. Network Services and Systems revenue grew $74.2 million, or 37.4%, to $272.8 million in fiscal 2003 from $198.6 million in fiscal 2002. Network Services and Systems revenue grew $22.6 million, or 12.8%, to $198.6 million in fiscal 2002 from $176.0 million in fiscal 2001. $40.8 million of the increase from fiscal 2002 to fiscal 2003 was due to the acquisition of TechRx and ScriptLINE with the remaining growth of $33.4 million resulting from increased transaction volumes and sales of new products. The increase from fiscal 2001 to fiscal 2002 was due to increased transaction volumes and growth in customer base in the pharmacy and hospital markets and increased revenue from our network adjudication for pharmacies. Revenue from divested businesses (Other) accounted for $4.4 million and $24.5 million of our revenue in fiscal 2002 and 2001, respectively.

Operating Expenses

Our most significant expenses are compensation, data costs, depreciation and amortization, and communications expense. Together these expenses represented over 64% of our operating expenses in fiscal 2003. Cost of service includes certain compensation, computer operations, data costs, consulting services, telecommunications, customer support, and application maintenance expenses. Sales, general and administrative expense includes certain compensation, sales, marketing, administration, and corporate overhead expenses.

Compensation Expense

As a service organization, compensation is our largest expense and we continue to monitor it closely. In general, we are not always able to pass our inflationary cost increases on to our customers. As our costs go up, we must find new ways to operate our business in order to reduce costs and improve productivity. This includes addressing under-performing projects, products and people.

As a percent of revenue, compensation expense, which includes incentive pay, commissions, and related fringe benefits, and is net of capitalized labor, has been decreasing. This decrease is due to increased productivity as a result of our training initiatives and cost control efforts, divestiture of less productive businesses, and the scalability of our business model. We will continue to look for ways to improve efficiencies, including centralization, in our businesses.

(In millions)	2003	2002	2001
Compensation expense, net of capitalized labor	$114.7	$101.7	$114.3
Revenue	$429.6	$353.4	$337.1
Percent of revenue	26.7%	28.8%	33.9%

Cost of Service

Cost of service, or COS, includes certain compensation, computer operations, data costs, consulting services, telecommunications, customer support, and application maintenance expenses. COS increased $39.7 million, or 22.7%, to $214.6 million in fiscal 2003 from $174.9 million in fiscal 2002 due to the acquisition of TechRx. COS increased $6.2 million, or 3.7%, to $174.9 million in fiscal 2002 from $168.7 million in fiscal 2001. As a percent of revenue, during fiscal 2003, 2002, and 2001, COS expense was 50.0%, 49.5%, and 50.0%, respectively. We expect that COS, as a percentage of revenue, will be relatively consistent in 2004.

Data Costs

We buy data from various sources to supplement our own data collection efforts. As a percent of revenue, data costs decreased slightly from fiscal 2002 to fiscal 2003. We are actively pursuing programs to continue to contain data costs, including exploring new areas of opportunity where data is less costly.

(In millions)	2003	2002	2001
Data costs	$56.4	$47.1	$37.1
Revenue	$429.6	$353.4	$337.1
Percent of revenue	13.1%	13.3%	11.0%

Communications Costs

Communications costs have been declining as a percent of revenue. In fiscal 2002 we began offering a frame network to our customers. The frame network provides a secure and reliable form of communications at a lower cost than private lines. We also negotiated new contracts with our vendors under more favorable terms. We continue to look at new technologies that will allow us to provide superior service to our customers at reduced cost. However, because competition in the telecommunications industry has resulted in historically low communications costs, we do not expect significant future reductions in communications costs.

(In millions)	2003	2002	2001
Communication costs	$17.0	$14.6	$19.8
Revenue	$429.6	$353.4	$337.1
Percent of revenue	4.0%	4.1%	5.9%

Software Costs

Software costs are related to the development of new products and maintenance and enhancement of existing products. We capitalize the cost of developing software held for sale to our customers as well as software used internally to provide services to our customers. Depreciation expenses associated with capitalized software are discussed below under Depreciation and Amortization.

Our current focus is developing new products such as T-Rex Enterprise, Next Generation Projection, ePrescribing, Weekly SNR, Canada PPE, Dynamic Claims Analyzer, Future Rx, Payment Optimizer, Fraud & Abuse, RX Safety Advisor, and products for the United Kingdom and German markets. Capitalized software development costs increased from fiscal 2002 to fiscal 2003 reflecting increased development effort due to the acquisition of TechRx. Total costs associated with software development for TechRx were $16.1 million in fiscal 2003. Approximately $15.7 million of these development costs were capitalized resulting in net development expense associated with TechRx of approximately $0.4 million. TechRx software maintenance expense was $1.7 million in fiscal 2003.

(In millions)	2003	2002	2001
Total costs associated with software development	$37.7	$18.9	$17.5
Less: capitalization of internally developed software	(31.6)	(12.0)	(9.0)

Net software development expense	6.1	6.9	8.5
Software maintenance expense	9.9	9.8	10.6

Total net software expense	$16.0	$16.7	$19.1

Revenue	$429.6	$353.4	$337.1
Capitalization as a % of revenue	7.4%	3.4%	2.7%
Total net software expense as a % of revenue	3.7%	4.7%	5.7%

Sales, General and Administrative Expense

Sales, general and administrative, or SG&A, expense consists primarily of salaries, wages and expenses relating to sales, marketing, administrative and management employees, employee training costs, and occupancy of leased space directly related to these functions. SG&A expense increased $12.2 million, or 15.8%, to $89.2 million in fiscal 2003 from $77.0 million in fiscal 2002 due to increased sales and marketing costs. SG&A expense decreased $0.6 million, or 0.8%, to $77.0 million in fiscal 2002 from $77.6 million in fiscal 2001. As a percent of revenue, during fiscal 2003, 2002, and 2001, SG&A expense was 20.8%, 21.8%, and 23.0%, respectively. This decline in SG&A margin is due to centralization efforts and cost containments. We expect that SG&A expense, as a percentage of revenue, will be flat or increase in 2004 due to continued investment in our sales and marketing programs to support the roll out of new products, increased corporate governance expenses, and increases in equity compensation programs.

Depreciation and Amortization

Depreciation and amortization expense increased in fiscal 2003 from fiscal 2002 as a result of the TechRx and ScriptLINE acquisitions in the fourth quarter of fiscal 2002. Depreciation and amortization expense decreased significantly in fiscal 2002 from fiscal 2001 due to our adoption of SFAS No. 142. Because goodwill was no longer amortized in fiscal 2002, amortization expense decreased $7.2 million from fiscal 2001. Depreciation and amortization expense will increase in fiscal 2004 as newly developed products are placed in service and intangible assets acquired in the TechRx acquisition are amortized.

(In millions)	2003	2002	2001
Depreciation and amortization	$30.9	$24.4	$34.7
Revenue	$429.6	$353.4	$337.1
Percent of revenue	7.2%	6.9%	10.3%

Operating Income

Operating income grew $12.8 million, or 16.6%, to $89.9 million in fiscal 2003 from $77.1 million in fiscal 2002. Operating income grew $23.3 million, or 43.3%, to $77.1 million in fiscal 2002 from $53.8 million in fiscal 2001. Operating income growth from fiscal 2002 to fiscal 2003 was slower than revenue growth due to the inclusion of TechRx, Restructuring, impairment and other charges of $2.3 million, and Acquisition related expenses of $2.8 million. A portion of the increase in Operating income from fiscal 2001 to fiscal 2002 was due to our adoption of SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS 142 deals with, among other things, amortization of goodwill. Because goodwill was no longer amortized in fiscal 2002, amortization expense decreased $7.2 million from fiscal 2001. The remainder of the increase from fiscal 2001 to fiscal 2002 was due to increased leverage of our infrastructure.

Fiscal 2001 and 2000 represented a major transition period for our company. The decision was made to focus management attention on the core information management and network services and systems businesses. Accordingly, actions were initiated to eliminate non-core as well as obsolete and redundant product and service offerings. In addition, we accelerated clearinghouse integration, consolidation of locations, and associated staff and expense reductions.

The majority of these actions were completed during fiscal 2000. However, as these actions were finalized and implemented, an additional $2.2 million of restructuring and impairment charges were incurred during the second quarter of fiscal 2001. Of this total, approximately $1.2 million were cash items that were accrued at the time the charges were incurred. These cash items include severance and related costs of $1.1 million and facility exit costs of $0.1 million. The severance and related costs arose from actions to reduce personnel staffing in areas of redundant operations and activities. These charges reflect 58 specifically identified executives and employees who were informed of their termination during the second quarter of fiscal 2001. The facility costs relate to a location that was closed during that quarter. The remaining $1.0 million of this impairment charge was the result of the write down and divestiture of a non-core operation.

Provision for Income Taxes

Our effective tax rate in fiscal 2003, 2002, and 2001 was 41.8%, 42.9%, and 38.7% respectively. In fiscal 2003, our base rate was 36%. However, certain capital losses related to the loss on investments in fiscal 2003 may not be deductible for tax purposes and therefore have not been provided in the provision for income tax, thereby increasing our effective tax rate. In fiscal 2002, our base rate was 36%. However, the valuation adjustment in our MedUnite investment provided a tax benefit of only 31%, thereby increasing our effective tax rate. In fiscal 2001, our base tax rate was 38.5%. However, restructuring and impairment charges and other unusual items provided a tax benefit of only 35%, thereby increasing our effective tax rate.

Interest and Other Expense

Interest and other expense consists primarily of interest expense, amortization of debt issuance costs and other miscellaneous non-operating expense. As a percent of revenue, during fiscal 2003, 2002, and 2001, interest and other expense was 5.1%, 2.7%, and 2.4% respectively. As discussed in Liquidity and Capital Resources below and in note 10 of the notes to our consolidated financial statements, we completed a refinancing in fiscal 2003. We expect interest expense to be higher in fiscal 2004 due to the additional debt and higher weighted average rates being in place for the full fiscal year.

Liquidity and Capital Resources

Payments from our customers are our greatest source of liquidity. Additional sources of liquidity include our credit facility, financing under capital lease arrangements, vendor financing, and issuances of common stock and other instruments. The cash provided by these sources has a variety of uses. Most importantly, we must pay our employees and vendors for the services and materials they supply. Additional uses include, among other things, expenditures for new capital equipment, development of additional products, investments in alliances, acquisitions, payment of taxes, payment of dividends, extension of credit to our customers, and to generally fund our operations.

Our operating cash requirements are generally satisfied with our customer receipts because we receive a higher level of cash from our customers than we expend for payments of salaries and other recurring operating costs. Excess cash that we generate after satisfying all of our continuing operating requirements is shown on our statement of cash flows as Net cash provided by operating activities. This measure takes into account items such as non-cash expenses included in our operating income, cash used to extend credit to our customers, and cash provided by our vendors extending credit to us.

Net cash provided by operating activities was $103.6 million for fiscal 2003, an increase from $62.7 million in fiscal 2002. Net income adjusted for non-cash items including Equity in losses of affiliated companies, Restructuring, impairment and other charges, Early extinguishment of debt charges, Loss related to investments, and Depreciation and amortization was $80.8 million in fiscal 2003 compared to $82.5 million in fiscal 2002. Net operating loss carry-forwards, or NOLs, related to our continuing operations allowed us to reduce our cash tax payments by $19.4 million in fiscal 2003. The majority of the benefit received from NOL’s in fiscal 2002 was provided by discontinued operations and therefore is not included in Net cash provided by operating activities. Thus, on a combined basis, income taxes in fiscal 2003 versus fiscal 2002 represent an increase in cash flow of $30.9 million. As a result of our acquisition of TechRx, in fiscal 2004 we will begin to recognize the benefit of NOLs previously generated by TechRx of approximately $50 to $60 million. We expect to be able to utilize approximately half of this benefit in fiscal 2004 thereby reducing our cash tax payments by approximately $9 to $11 million in fiscal 2004, positively impacting Net cash provided by operating activities.

The other primary driver of the increase in operating cash flows in fiscal 2003 versus fiscal 2002 is an emerging item, Accrued interest on long term debt. In November 2002 we completed a refinancing discussed in detail below, which significantly increased our interest expense from the prior year. Because interest payments on the $200 million of senior subordinated notes issued in the refinancing are made on June 1 and December 1 of each year, we had a significant amount of accrued interest on our balance sheet at May 30, 2003. Cash payment of this interest will be made in the first quarter of fiscal 2004. Other significant differences between fiscal 2003 and fiscal 2002 are Accounts receivable, Prepaid and other current assets, Accounts payable and accrued liabilities, and Deferred revenue. Collectively, these changes in working capital used $14.8 million of cash in fiscal 2003 versus $11.3 million of cash in fiscal 2002. Changes in working capital are the result of the timing of receipts from our customers and our payments to vendors, and the timing difference between billing customers for services as required by their contracts and our recognition of related revenue. In our Network Systems and Services segment, our strategy is to market a complete set of solutions rather than individual products that we emphasized in the past. As a result, more of our network contracts are subject to EITF Issue 00-21, “Revenue Arrangements with Multiple Deliverables.” The impact is an increase in cash and Deferred revenue as the customer may remit payment in advance even though revenue is recognized in future periods.

The nature of an information services business is such that it requires a substantial continuing investment in technology equipment and product development in order to expand the business. We are generally able to internally fund these investments from excess cash generated from operations. Additionally, historically we have also expanded our business through acquisitions and strategic investments in other businesses. The cash we use to expand our business is shown as Net cash used in investing activities. Capital expenditures, which reflect our investment in equipment and product development such as software costs discussed above, were $44.8 million in fiscal 2003, including $31.6 million in capitalized software costs and $2.0 million in capitalized interest; and $31.0 million in fiscal 2002, including $12.0 million in capitalized software costs. The increase in Capital expenditures in fiscal 2003 is due primarily to TechRx. Capital expenditures attributable to TechRx were $17.1 million in fiscal 2003 and primarily represent the continuing investment in the next generation pharmacy systems platform. Capital expenditures were funded from cash from operations in both years. Because our credit facility discussed below places limitations on our level of capital expenditures, we do not expect capital expenditures to exceed $45.0 million in fiscal 2004, including approximately $28 million in capitalized software costs.

We used $116.1 million of cash in fiscal 2003 to complete acquisitions, primarily the completion of our acquisition of TechRx. We acquired a controlling interest in TechRx in fiscal 2002 as the first step of an agreement to acquire all of their outstanding shares in a two-step transaction. Under the second step, which closed on May 27, 2003, we acquired all remaining shares in TechRx from minority stockholders for $5.55 in cash for each TechRx common share, or an aggregate of $109.7 million, net. Additionally, we used $8.2 million of cash in fiscal 2003 for Investing activities and other non-current assets, which primarily represents payment of merger related costs associated with our acquisition of TechRx and $6.0 million for the acquisition of German pharmaceutical data related to the development of a new informatics product. During fiscal 2002, the acquisition of a controlling interest in TechRx and select assets of ScriptLINE from Arclight Systems used cash totaling $119.6 million. Acquisitions in fiscal 2001, including our German informatics business and a printing services business in the U.S, used $23.2 million of cash. The fiscal 2001 acquisitions were funded with cash from operations whereas the fiscal 2003 and 2002 acquisitions were funded with both borrowings under our credit facility and cash from operations.

In November 2002, we completed a refinancing that included a new $225 million senior secured credit facility and the issuance of $200 million of 10 ½% Senior Subordinated Notes due 2012 in an unregistered offering pursuant to Rule 144A and Regulations under the Securities Act of 1933. We intend to offer to exchange the unregistered notes for substantially identical registered senior subordinated notes following the filing of this report.

The $225 million senior secured credit facility consists of a $100 million five-year revolving credit facility and a $125 million six-year term loan. This secured credit facility replaced our $150 million unsecured revolving line of credit and became effective on November 26, 2002. The $100 million revolving credit facility is available for working capital and general corporate purposes and has a variable interest rate based on market rates. As of May 30, 2003, no borrowings were outstanding under the revolving credit facility. The $125 million term loan has a variable interest rate based on market rates with a floor of 6%.

Borrowings under the credit facility are guaranteed by our material domestic subsidiaries. Our obligations under the credit facility are secured by a pledge of the capital stock of our domestic subsidiaries and 66% of the voting stock of our first-tier material foreign subsidiaries. Our obligations are also secured by a perfected lien and security interest in substantially all of our and such domestic subsidiaries’ tangible and intangible assets. Under certain circumstances, future material subsidiaries will be required to guarantee the credit facility and to secure their guarantees with substantially all of their tangible and intangible property. Similarly, under certain circumstances, we will pledge 66% of the voting stock of our future first-tier foreign subsidiaries to the lenders under the credit facility.

The credit facility contains certain financial and non-financial covenants customary for financings of this nature, such as limiting our level of capital expenditures and requiring us to maintain a certain leverage ratio of debt to EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) EBITDA is defined in the credit agreement as income before equity in losses of affiliated companies, plus income taxes, interest expense, depreciation and amortization, and certain other non-cash losses on asset disposition, less minority interest in losses. As of May 30, 2003, we were in compliance with all restrictive covenants and expect to remain in compliance in the foreseeable future.

The $200 million senior subordinated notes are our senior unsecured subordinated obligations, will mature on December 1, 2012, and are classified as fixed rate borrowings. The notes are fully and unconditionally guaranteed, jointly and severally, on an unsecured senior subordinated basis by the subsidiary guarantors that guarantee our credit facility. The notes bear interest at a rate of 10 ½% per year and interest is payable on June 1 and December 1 of each year. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. As of May 30, 2003, the fair market value of the notes was approximately $213.0 million.

We received $118.7 million in proceeds from the $125 million term loan, net of $6.3 million in costs related to the entire $225 million credit facility, and $193.0 million in proceeds from the issuance of the notes, net of $7.0 million in debt issuance costs. The issuance costs associated with the refinancing are being amortized over the life of the credit facility and notes.

We used $91 million of the net proceeds from the refinancing to repay all indebtedness outstanding under our previous revolving credit facility. As a result of the retirement of this credit facility, we incurred $0.8 million in early extinguishment charges. $145.9 million of the net proceeds from the refinancing were used for redemption of our 5% convertible subordinated notes due November 2003. The redemption amount consisted of $143.8 million in principal, $1.1 million in accrued interest, and $1.0 million in early redemption premium. As a result of the redemption of the convertible notes, we also incurred a charge of $0.4 million for the write-off of debt issuance costs.

We borrowed $91 million under our $150 million unsecured revolving line of credit in fiscal 2002 in order to partially fund the acquisitions described above. In fiscal 2001, we used $68.5 million of the $77.6 million cash dividend from Global Payments to pay the balance outstanding under our previous line of credit at the time of the spin-off.

Stock activities provide us an additional source of liquidity. Stock activities are primarily related to the exercises of employee stock options and issues under the employee stock purchase plan. In fiscal 2003, issuance of shares of our common stock generated $4.6 million versus $6.6 million in fiscal 2002. Although the issuance of additional shares provides us with liquidity, it results in a dilution of each individual stockholder’s equity. Another use of cash is the payment of dividends which totaled $5.6 million in fiscal 2003 and $5.5 million in fiscal 2002.

Net operating loss carry-forwards related to our discontinued operations allowed us to reduce our cash tax payments by $6.1 million in fiscal 2003 and $21.2 million in fiscal 2002. We do not expect any additional benefit from NOL’s related to our discontinued operations. Discontinued operations also used $5.9 million in fiscal 2003, primarily in the settling of liabilities, versus $6.8 million in fiscal 2002.

We believe that our current level of cash on hand, future cash flows from operations, and our credit facility are sufficient to meet our operating needs in 2004.

CAUTIONARY NOTICE REGARDING

FORWARD LOOKING STATEMENTS

This report contains forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend,” or similar expressions. These statements include, among others, statements regarding our expected business outlook, anticipated financial and operating results, our business strategy and means to implement the strategy, our objectives, the amount and timing of future capital expenditures, the likelihood of our success in developing and introducing new products and expanding our business, the timing of the introduction of new and modified products or services, financing plans, working capital needs and sources of liquidity.

Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on our management’s beliefs and assumptions, which in turn are based on currently available information. Important assumptions relating to the forward-looking statements include, among others, assumptions regarding demand for our products, the cost and timing of product upgrades and new product introductions, expected pricing levels, the timing and cost of planned capital expenditures, expected outcomes of pending litigation and expected synergies relating to acquisitions, joint ventures and alliances. These assumptions could prove to be inaccurate. Forward-looking statements also involve risks and uncertainties, which could cause actual results that differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. These factors include, but are not limited to, the factors set forth under the caption “Additional Factors That May Affect Future Performance” in Item 7 of our Annual Report on Form 10-K for the year ended May 30, 2003.

We believe our forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NDCHEALTH CORPORATION
(Registrant)

By:	/s/ DAVID H. SHENK
David H. Shenk Vice President & Corporate Controller (Chief Accounting Officer)

Date: July 29, 2003